                   SECOND PREFERRED STOCK MODIFICATION AGREEMENT


THIS SECOND PREFERRED STOCK MODIFICATION AGREEMENT ("Agreement") is made this 15th day of December, 1998 by and between IN HOME HEALTH, INC., a Minnesota corporation ("In Home") and MANORCARE HEALTH SERVICES, INC., a Delaware corporation ("ManorCare").

     WHEREAS, ManorCare holds all the outstanding shares of In Home's Series A Preferred Stock (the "Preferred Stock"), which consists of 200,000 shares of the Preferred Stock;

     WHEREAS, under Section 601(i) of the Certificate of Designation (the "Certificate") governing the Preferred Stock, the Preferred Stock has the right to vote on an as-if-converted basis with In Home's Common Stock by casting fifty
(50) votes for each outstanding share of Preferred Stock;

     WHEREAS, it is anticipated that In Home will benefit from more independent and diverse control of its affairs;

     WHEREAS, under Section 201 of the Certificate, the annual rate of dividends payable on each share of the Preferred Stock is 12% of the liquidation value thereof; and under Section 207 of the Certificate In Home has the option to pay the dividend specified by Section 201 in shares of Common Stock having a fair market value equal to the amount of the dividend to be paid; and

     WHEREAS, In Home and ManorCare have agreed that ManorCare will irrevocably waive its rights under Section 601(i) of the Certificate in exchange for which In Home will waive its rights under Section 207 of the Certificate.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. REPRESENTATION BY MANORCARE. ManorCare hereby represents and warrants to In Home that it is the sole owner of the Preferred Stock, that the Preferred Stock is not subject to any encumbrances created by ManorCare or rights of any third parties, and that Manor Care has full power and authority to enter into this Agreement.

     2.   WAIVER.

          (a) ManorCare hereby irrevocably waives the voting rights of the Preferred Stock granted under Section 601(i) of the Certificate except with respect to any proposal presented to In Home's stockholders: (i) to wind-up, dissolve or liquidate In Home or revoke or forfeit its charter; (ii) to amend In Home's articles of incorporation; (iii) merge or consolidate or enter into an exchange agreement with another corporation; or (iv) sell, lease, transfer or otherwise dispose of all or substantially all of In Home's assets not in the usual and regular course of business. ManorCare agrees that this Agreement and waiver shall be binding upon any transferee of any of the Preferred Shares as a condition to any transfer thereof. The waiver contained herein does not apply to any voting rights under
Section 601(ii) of the Certificate, nor does this waiver create any voting rights where none now exist.

          (b) In Home hereby agrees that with respect to the dividends payable under Section 201 of the Certificate on the Preferred Stock, In Home irrevocably waives its right under Section 207 of the Certificate to pay such dividends in Common Stock. In Home agrees that this Agreement and waiver shall inure to the benefit of any transferee of the Preferred Shares.

     3. LEGEND. All stock certificates representing Preferred Stock shall bear a legend stating:

          "The Preferred Stock evidenced by this certificate is subject to a Second Preferred Stock Modification Agreement under which certain of the voting rights of the holder and any subsequent transferee of these shares under Section 601(i) of the Certificate of Designation governing these shares have been waived and the Company has waived its right under Section 207 of the Certificate of Designation to pay in the form of Common Stock the dividends payable under Section 201 of the Certificate of Designation. Any transfer of these shares, whether or not for value, is subject to the condition that the transferee agrees to be bound by such waiver. A copy of the Second Preferred Stock Modification Agreement is available upon request from the issuer."

     4. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     5. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties concerning the subject matter. No provision of this Agreement shall be modified or waived other than by a written agreement signed by both of the parties to this Agreements.

     6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


IN HOME HEALTH, INC.                    MANORCARE HEALTH SERVICES, INC.

By:  /s/ Wolfgang von Maack             By:  /s/ R. Jeffrey Bixler
     ---------------------------             ---------------------------
Its: Chairman, CEO and President        Its: Vice President
     ---------------------------             ---------------------------